UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 30, 2004

Commission File Number:  0-27958

Flanders Corporation
(Exact Name of Registrant as Specified in its Charter)

North Carolina (State or other jurisdicion of incorporation or organization) 2399 26th Avenue North St. Petersburg, Florida	13-3368271 (IRS Employer Identification No.) 33713 (Zip Code)

Registrant's Telephone Number, Including Area Code:

(727) 822-4411

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

ITEM 5.  OTHER EVENT

On March 24, 2004, Grant Thornton, LLP, the Company's former auditor, notified the Company that its report dated March 15, 2002 on the consolidated balance sheet as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2001 should no longer be relied upon or associated with those consolidated financial statements. A copy of the letter we received from Grant Thornton dated March 22, 2004 in response to our Form 8-K filing dated March 3, 2004 is attached as Exhibit 99.1. Certain of our responses to the Grant Thornton March 22, 2004 letter are set forth below:

-- Fee Dispute. We agree with Grant Thornton that there is a dispute over fees. We believe that the fees charged by Grant Thornton are excessive and unreasonable. We have offered to offset fees and costs against the fees we have incurred to amend various state and local tax returns originally prepared, reviewed and signed by Grant Thornton. To date, Grant Thornton has refused this offer. We paid Grant Thornton approximately $667,000 during 2002 for auditing, accounting and other services. Our audit fees have been $125,000 per year for the two years subsequent to their termination as our auditors.

-- Independence. After filing Form 8-K on March 3, 2004 legal counsel advised Grant Thornton of potential negligence and malpractice relating to prior state and local tax return filings. Prior to this event and prior to the filing of the March 3, 2003 Form 8-K, Grant Thornton advised us in writing, on more than one occasion, that they did not consider themselves to be independent with respect to us as a result of this fee dispute. Grant Thornton's position that they were not independent was taken prior to our counsel's letter dated March 3, 2004; therefore we find Grant Thornton's position to be inconsistent.

-- Amended Tax Returns. Grant Thornton gave us a fee quote for review of our Form 10-K for the year ended December 31, 2003 which would include a review of each of the amended state and local tax returns. We believed that this quote was at least three times that necessary for the work to be performed and was not in accordance with the engagement letter addressing rates for transitional work. Management discussed this matter with its current independent certifying auditors, legal counsel, the audit committee and the entire board of directors and concluded that fee issues with Grant Thornton could not be resolved and approved the filing of the March 3, 2004 Form 8-K, Subsequent to the filing of the Form 8-K, Grant Thornton approached us to discuss settlement of the outstanding issues. As part of this settlement process we asked our independent certifying auditors to provide Grant Thornton with the standard representation letter addressing items that would have come to their attention during their audit that would have had an impact on Grant Thornton's prior work. Our independent certifying auditors indicated that nothing had come to their attention that would have had an impact on the financial statements of any prior periods. Management also provided Grant Thornton with a similar representation letter indicating that nothing had come to our attention that would have an impact on the financial statements of any prior years. Additionally, the company provided the contact information for the Ernst & Young partner who prepared the amended filings in the event that additional details or discussions were deemed necessary by Grant Thornton. Grant Thornton never contacted any of the above to discuss any matters including those surrounding the amended state and local tax returns. We disagree with Grant Thornton's assertions related to these representation letters and amended state and local income tax returns.

-- Management Representations. The Company paid Grant Thornton in excess of $300,000 for its review and preparation, review and signing of its tax returns for the years 1999, 2000 and 2001. We relied upon Grant Thornton's represented expertise and knowledge of state and local tax laws in preparing certain of our prior state and local tax returns. We disagree with the assertions made by Grant Thornton under this caption.

-- Withdrawal of Earlier Reports and Consents. Recognizing that Grant Thornton has advised us that they are no longer independent and have withdrawn their earlier report, we have requested that our current auditors, Pender Newkirk & Co., perform procedures, if necessary to audit our 2001 consolidated statements of operations, stockholders' equity, and cash flows, which have been previously audited and opined on by Grant Thornton.

We believe that the amounts and line descriptions included in the consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2001, as included in the Form 10-K for the year ended December 31, 2003, would not change if re-audited. Our Form 10-K for the year ended December 31, 2003 included an unqualified opinion of Pender Newkirk and Company for the years ended December 31, 2003 and 2002.

We have been amending and continue to amend various state tax returns which were originally prepared by Grant Thornton. Certain returns were originally prepared with inconsistent filing positions between years. Other state tax returns failed to claim proper credits or other treatments favorable to Flanders. We have incurred fees in excess of $300,000, to amend these various state tax returns. We plan to take the requisite action to have Grant Thornton reimburse us for these fees. To date, none have been reimbursed. Pender Newkirk & Co., has reviewed each of these tax matters and has agreed with management's assertion that these matters were properly accounted for in 2003.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 30, 2004

FLANDERS CORPORATION

By: /s/  Steven K. Clark

Steven K. Clark

Vice-President of Finance/Chief Financial Officer/Chief Operating Officer and Director